EXHIBIT 10.47

February 25, 2021

Justin Gover

c/o last address on file with the Company

Transition Incentive Bonus Opportunity

Dear Justin Gover:

Reference is made to the Transition Agreement, dated as of February 3, 2021 (the “Transition Agreement”), by and among Jazz Pharmaceuticals UK Holdings Limited, Jazz Pharmaceuticals plc (“Jazz”) and GW Pharmaceuticals plc (the “Company”), pursuant to which the Company will be acquired by Jazz.

In order to retain and incentivize you during this important time given your critical role with the Company and your expected important role in connection with the integration of the Company with Jazz following the Effective Time (as defined in the Transition Agreement), the Company hereby grants you a special transition incentive bonus opportunity in an amount equal to $7,600,000 (the “Transition Incentive Bonus”), subject to the terms set forth below.

Subject to the consummation of the transitions contemplated by the Transition Agreement, the Transition Incentive Bonus will be paid to you within 30 days following the later of December 31, 2021 or six (6) months following the Effective Time (as defined in the Transition Agreement) (the later of such dates, the “Payment Date”), subject to your continued employment, and except in circumstances amounting to a Qualifying Termination as described in the following sentence, you not having served notice to terminate your employment with Jazz, the Company or any of their respective subsidiaries at such time.  Prior to the Payment Date, in the event of your death, Disability or a Qualifying Termination (each such term as defined in the Amended and Restated Greenwich Biosciences, Inc. Change in Control Severance Plan, you will receive earlier payment of the Transition Incentive Bonus within 30 days following any such event, subject to (other than in the case of your death) your execution of the release of claims referenced in the Amended and Restated Greenwich Biosciences, Inc. Change in Control Severance Plan and such release becoming effective and irrevocable.  The payment to you of the Transition Incentive Bonus is also conditional on either that payment being consistent with any remuneration policy approved by the shareholders of the Company for the purposes of the UK Companies Act 2006 and in force at the date of the payment, or the Company having ceased to be subject to the requirements of that Act regarding the remuneration of its directors (which shall include following any delisting of the Company from the NASDAQ, meaning that the Company ceases to be a “quoted company” for the purposes of that Act).

The Transition Incentive Bonus will be paid in cash in a lump sum, net of any withholding or other legally required deductions.  The Transition Incentive Bonus will not be treated as salary or taken into account for purposes of determining any other compensation or benefits that may be provided to you.  Nothing herein shall constitute an employment contract or agreement or a guarantee of continued employment.

We thank you for your dedicated service and look forward to your continued service during this exciting time.

Very truly yours,

Greenwich biosciences, inc.

By:/s/ Scott Giacobello

Name: Scott Giacobello

Title: Chief Financial

Acknowledged and accepted:

/s/ Justin Gover